Filed Pursuant to Rule 424(b)(3)
Registration No. 333-158478

MACQUARIE CNL GLOBAL INCOME TRUST, INC.

STICKER SUPPLEMENT DATED SEPTEMBER 20, 2010

TO PROSPECTUS DATED APRIL 23, 2010

This sticker supplement is part of, and should be read in conjunction with, our prospectus dated April 23, 2010 and the sticker supplement dated August 13, 2010. Capitalized terms used in this sticker supplement have the same meaning as in the prospectus, as supplemented, unless otherwise defined herein. The terms “we,” “our,” “us” and “Macquarie CNL Global Income Trust” include Macquarie CNL Global Income Trust, Inc. and its subsidiaries.

This information is presented as of September 20, 2010.

RECENT DEVELOPMENTS

Changes in Office of President of the Company and our Advisor

On September 14, 2010, Mr. Curtis B. McWilliams, the president of Macquarie CNL Global Income Trust, Inc. (the “Company”) informed the Company that, effective November 1, 2010, he has elected to retire as its president. Mr. McWilliams agreed to continue as president until the Company was able to replace him and to assist with the transition for a period of time. Effective November 1, 2010, the board of directors of the Company appointed Mr. Andrew A. Hyltin to assume the office of president of the Company, at which time he will also replace Mr. McWilliams as a member of the board of managers and as president of our advisor, Macquarie CNL Global Income Advisors, LLC. Mr. McWilliams will remain as president and assist with the transition through October 31, 2010.

Mr. Andrew A. Hyltin, 51, also serves as the chief executive officer and president of Corporate Capital Trust, Inc., a recently formed business development company currently in the process of registration for its initial public offering. Since 2009, Mr. Hyltin has held various officer positions with CNL Fund Advisors Company (“CFA”), an affiliate of CNL Financial Group, LLC, one of the Company’s sponsors, becoming CFA’s president and investment committee member in 2009 and its chief executive officer in 2010. Since 2005, Mr. Hyltin has also served as president and chief investment officer of CNL Private Equity Corp, the parent entity of CFA, responsible for the overall management of its portfolio and private offerings and alternative investments; and, he served as vice president of investments for that company from 2003 to 2005. From 2009 to 2010, Mr. Hyltin served as president to The CNL Funds, an open-end mutual fund. Mr. Hyltin has a B.A. in Finance from Texas Christian University.

In connection with his joining the Company as president, Mr. Hyltin will enter into a standard indemnification agreement with the Company.